NEWS RELEASE

NetSol Technologies Ltd. (Pakistan) Reports Third Quarter
Fiscal Year 2007 Financial Results

- Revenues Increase 118%; Gross Profit Rises 143% -

Lahore, Pakistan - 30 April, 2007 - NetSol Technologies Ltd. (Pakistan), (“NetSol PK”), a significant part of the division serving the Asia-Pacific region on behalf of NetSol Technologies, Inc. (NASDAQ: NTWK), today announced financial results for the third quarter of fiscal year 2007, ending March 31, 2007.

Third Quarter FY 2007 Financial Highlights
•	Revenues increased 118% over third quarter FY 2006
•	Gross profit rose 143% over third quarter FY 2006
•	Net margin improved 77% over third quarter of FY 2006
•	Net income increased 286% in net income over third quarter of FY 2006

NetSol PK reported significant growth during the third quarter of this fiscal year. The Company reported revenues for the quarter of Rs278.4 million (US $4.6 million), which represents an increase of 118% against Rs127.8 million (US $2.1 million) reported for the same period last year. Gross profit in the quarter rose 143% to Rs150.1 million (US $2.5 million), against Rs61.6 million (US $1.0 million) reported in the second quarter of FY 2006.

NetSol reduced its cost of sales in the quarter to 46%, which compares to 52% in the third quarter of FY 2006. As a result, gross margin improved to 54% compared to 48% in the corresponding quarter of last year. Moreover, the Company’s net profit margin improved significantly, approaching 34%, compared to 19% achieved in the third quarter of FY 2006. Earnings per share trended upward to 2.66 Rupees per share (US $0.04 per share), compared to 0.69 Rupees per share (US $0.01 per share) reported in the corresponding quarter of last fiscal year.

“Once again this quarter, NetSol PK closed several significant deals in the captive finance sector as well as won another major e-Government contract in Pakistan,” stated Salim Ghauri, Chairman and Chief Executive Officer of NetSol Technologies Ltd. (Pakistan) and President of the Asia-Pacific division of NetSol Technologies, Inc. “Our recent stream of contract wins demonstrates that NetSol PK continues to generate interest and demand for its products and services in the Asia-Pacific region, and our business pipeline gives us reason to believe that this trend will continue into the foreseeable future.”

Finally, the Board of Directors of NetSol Technologies Ltd. (Pakistan) has declared a stock dividend in the amount 1.5 shares for every 10 shares owned of the Karachi-listed shares. The stock dividend, which equates to approximately a 15% benefit, will be distributed on or about May 31, 2007 to shareholders of record of the Karachi-listed NetSol Technologies Ltd. shares (only) as of the close of business on May 18, 2007.

* Note: all percentages reference the change in Rupees, the domestic market currency.

Disclaimer: NetSol PK is part of one of the three divisions that comprise NetSol Technologies, Inc. Consequently, NetSol PK financial results represent only one segment of the results of the parent company and are not necessarily indicative of the results NetSol Technologies, Inc. will report.

About NetSol Technologies, Inc.

NetSol Technologies is a multinational provider of enterprise software and IT services to the financial services industry. NetSol helps clients to identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective equipment and vehicle finance portfolio management solutions. The Company also delivers managed IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol’s commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMi (Capability Maturity Model) Level 5 assessment, a distinction shared by only 94 companies worldwide. The Company’s clients include global automakers, financial institutions, technology companies and governmental agencies. NetSol’s largest customer, DaimlerChrysler Services, ranks the Company as a preferred vendor in 40+ countries. Headquartered in Calabasas, CA, NetSol Technologies also has operations and/or offices in London, San Francisco, Adelaide, Beijing, Toronto, and Lahore and Karachi, Pakistan. To learn more about NetSol Technologies, visit the Company’s web site at www.netsoltek.com. Click here to join the NetSol Technologies, Inc. email distribution list: http://www.b2i.us/irpass.asp?BzID=897&to=ea&s=0.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

NetSol Technologies, Inc.	Investor Relations
Tina Gilger	Christopher Chu
Chief Financial Officer	The Global Consulting Group
Tel: +1 818-222-9195, x112	Tel: +1-646-284-9426
Email: cchu@hfgcg.com